EXHIBIT 10.3

TRANSITIONAL SERVICES AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT is entered into as of October 1, 2004 (the “Execution Date”), by and between TXU Business Services Company (“TXU Business Services”) and Atmos Energy Corporation (“Atmos Energy”). TXU Business Services and Atmos Energy are referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, TXU Gas Company LP (“TXU Gas”) has utilized certain services provided by TXU Business Services (the “Services”);

WHEREAS, the Parties desire that TXU Business Services continue to provide such Services to Atmos Energy for a transition period after the Execution Date.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

ARTICLE I

SERVICES

1.1. The Services. TXU Business Services shall provide or cause to be provided to Atmos Energy the Services set forth in Schedule 1 and the “Treasury Services” set forth in Article II, both of which will be referred to herein as the “Services” unless reference is made only to the “Treasury Services”. The Party providing or causing to be provided the Services hereunder shall be referred to herein as the “Service Provider” and the Party receiving such Services shall be referred to herein as the “Service Recipient.”

1.2. Service Parameters.

The Service Provider shall provide and the Service Recipient shall accept the Services, to the extent, but only to the extent, that such Services were provided (by the Service Provider or by employees transferred to the Service Provider) immediately prior to the Execution Date, unless otherwise mutually agreed by the Parties. The Service Provider shall only be obligated to provide the Services under the personnel availability conditions that such Services were provided by the Service Provider immediately prior to the Execution Date. Furthermore, the Services will be available only for purposes of supporting the conduct of business substantially in the manner it was conducted immediately prior to the Execution Date, unless otherwise mutually agreed by the Parties.

1.3. Impracticability. The Service Provider shall not be required to provide any Service to the extent the performance of such Service (a) becomes impracticable, in any material respect, as a result of a cause or causes outside the reasonable control of the Service Provider, (b) would require the Service Provider to violate any applicable laws, rules, or regulations, or (c) would result in the breach of any agreement or other applicable contract existing on the Execution Date.

1.4. Information to be Furnished to Service Provider. The Service Recipient agrees to provide the Service Provider in a timely manner with information necessary for, or reasonably requested by, the Service Provider to provide the Services required to be provided by the Service Provider hereunder.

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1.5. Additional Resources. In providing the Services, the Service Provider shall not be obligated to (a) hire any additional employees, (b) maintain the employment of any specific employee, or (c) purchase, lease or license any additional equipment or materials.

1.6. Atmos Energy Resources. To the extent that TXU Business Services or its contractors, require the use of assets, systems or software of Atmos Energy in order to perform the Services, Atmos Energy grants TXU Business Services and its contractors, including but not limited to Capgemini Energy LP, for the term of this Transition Services Agreement, the limited permission to use such assets, systems and software for the sole purpose of performing the Services.

ARTICLE II

TREASURY SERVICES

2.1. The Treasury Services. TXU Business Services will, under the terms and conditions set forth below and in the Agreement, perform the “Treasury Services,” which refer collectively to the “Accounts Payable Services”, the “Gas Purchases Services” and the “Credit Card Payable Services”, as each service is defined in Schedule 2 attached hereto. The provision of the Treasury Services is subject to the following terms and conditions of this Article II, which are in addition to the terms and conditions set forth in the remainder of this Agreement.

(A) TXU Business Services will provide a daily report to Atmos Energy no later than 9 a.m. Central Time, containing as much detail as is reasonably practicable with respect to the cumulative amount of all checks to be mailed and electronic payments to be made on behalf of Atmos Energy to cover Treasury Services.

(B) Provided that TXU Business Services has complied with the provisions of Section 2.1(A) above, it will not be obligated to provide the Treasury Services on any business day, unless Atmos Energy has first provided to TXU Business Services by 12:00 p.m. (noon central time) on such business day, by wire transfer of immediately available funds to the bank account designated below, a deposit equivalent to the daily total amount of checks written and electronic payments to be made on behalf of Atmos Energy on such business day.

(C) When this Agreement is terminated or expires any differential between funded checks and cleared checks will remain in place at TXU Business Services accounts until such written checks have been cleared by TXU Business Services.

(D) If reasonably practicable, no Atmos Energy employee will be allowed to obtain cash advances on any Atmos Energy credit and procurement card bills issued to such employee. During the Primary Term of the Agreement, Atmos Energy shall have the ability to add or remove any employee from participation in the credit or procurement card program; as identified on Schedule 2, which change will be immediately communicated in writing to TXU Business Services.

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(E) TXU Business Services, TXU Gas or their affiliates shall not be responsible for or liable for or bound by the acts, including unauthorized use of the credit or procurement cards, or omissions of the Atmos Energy employees who use a credit or procurement card listed on Exhibit A to Schedule 2. Atmos Energy will indemnify and hold TXU Business Services, TXU Gas and their affiliates harmless for such acts or omissions. Additionally, and notwithstanding anything to the contrary contained herein, Atmos Energy will be liable for, and responsible for the immediate payment of, all charges incurred on such credit and procurement cards listed on Exhibit A to Schedule 2.

2.2. Provisions Applicable to all Treasury Services.

(A) It will be an event of default with respect to the Treasury Services (each, a “Treasury Services Default”), if:

(1) On at least three (3) different business days or two (2) consecutive business days, Atmos Energy fails to make the daily cash funding by 12:00 p.m. (noon Central Time) to cover any written checks and electronic payments by TXU Business Services as described in Section 2.1(B) of this Article II, provided that TXU Business Services has complied with the provisions of Section 2.1(A) of this Agreement. However, the failure to make the funding deadline is excused if the cause for such failure is beyond the control of Atmos Energy, including without limitation, a technical difficulty in the Federal Reserve wire transfer system;

(2) Atmos Energy files a petition in bankruptcy, makes an assignment or any general arrangement for the benefit of creditors, or becomes insolvent (however evidenced); or

(3) a material breach of this Agreement has been committed by one of the Parties.

(B) In the event of a Treasury Services Default, the provision of Treasury Services will terminate immediately, unless mutually agreed otherwise by the Parties.

(C) All wire transfers required to be made under the terms of this Article II will be made to the account of TXU Business Services, as follows:

Bank:	XXXXX
ABA:	XXXXX
Account:	XXXXX
Account Name:	XXXXX

(D) In addition to the terms and provisions set forth in this Article II, the provision of the Treasury Services is expressly made subject to the indemnification provisions set forth in Section 6.3 of this Agreement.

(E) The provision of any of the three Treasury Services may be terminated by mutual consent of the parties at any time prior to the end of the term of this Agreement.

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ARTICLE III

EXTENDED TERM SERVICES

3.1. Services During the Extended Term. Atmos Energy shall have the right to extend the term of this Agreement, for only those Services set forth on Schedule 3, for an additional six (6) months, under the terms and conditions set forth in this Article III. In the event Atmos Energy elects to exercise the right to extend the term of this Agreement, it shall provide at least one hundred and twenty (120) days’ prior written notice to TXU Business Services. Additionally, Atmos Energy shall select which of the Services set on forth on Schedule 3 that it elects to receive during such Extended Term.

3.2. Receipt of Services. It is expressly understood that during such Extended Term, that Atmos Energy will be obligated to receive all of the Services being provided under such Category of Services included in the description set forth on Schedule 3. For example, in the event Atmos Energy elects to receive the Information Technology Services described in the first Category on Schedule 3, it may not select which of the Information Technology Services that it receives, but rather, will be obligated to receive all of such Services included in such Category. Notwithstanding the foregoing, in the event Atmos Energy enters into an Agreement with Capgemini Energy LP (“Capgemini”) before the expiration of the Primary Term (as set forth in Section 4.1) for a particular portion of the Services under a Category described on Schedule 3, and in the event Capgemini releases TXU Business Services from the costs associated with providing such Services to TXU Business Services, then TXU Business Services will not charge Atmos Energy for that portion of the Services that are separately being provided directly from Capgemini.

3.3. Charges for Services. During the Extended Term, Atmos Energy will be charged, and will pay, for the Services set forth on Schedule 3 at the costs paid by TXU Gas for such Services during the year of 2003, as set forth on Schedule 3. The payment terms set forth in Section 5.2 shall be applicable to the Services provided in Schedule 3. In the event such Services were not provided and paid by TXU Gas during 2003, then Atmos Energy will pay the actual costs incurred in providing such Services.

3.4. If Atmos Energy requests any project or services other than those Services specifically set forth on Schedule 3, then the Parties may, in their sole discretion mutually agree to provide and pay for such projects or services.

ARTICLE IV

TERM AND TERMINATION

4.1. Term. The Services shall commence on the date this Agreement is executed and continue for an initial term of one year (the “Primary Term”), and month to month thereafter until canceled by either Party with at least thirty (30) days’ prior written notice. Atmos Energy shall have the right to extend the term of this Agreement for an additional six (6) months (the “Extended Term” as further described and set forth in Section 3.1.)

4.2. Termination. Before the expiration of the initial term, the performance of any particular Service on Schedule 1 may be terminated by either Party at any time by providing at least ninety (90) days’ prior written notice to the other Party. Furthermore, this Agreement or the performance of any Service may be terminated by the mutual written consent of the Parties at any time.

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ARTICLE V

COMPENSATION

5.1. Charges For Services. The charge for each Service will be calculated upon TXU Business Services’ actual costs to provide such Service, unless otherwise set forth in this Agreement or mutually agreed by the Parties.

5.2. Payment Terms. The Service Provider shall bill the Service Recipient monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation supporting such charges. Such invoices shall be paid within ten (10) days after receipt. Late payments shall bear interest at the lesser of: (i) the Prime Rate as reported under “Money Rates” in the Wall Street Journal plus 4%, or (ii) the maximum rate allowed by law. The Service Provider may suspend its performance of this Agreement at any time, and for such time, as undisputed charges due to the Service Provider remain outstanding more than thirty (30) days after the receipt of any such invoice. The term of this Agreement shall not be extended by the amount of time of any suspension under this Section 5.2.

ARTICLE VI

GENERAL OBLIGATIONS; STANDARD OF CARE

6.1. Performance Standards. The Service Provider shall, to the extent applicable, use its reasonable commercial efforts to provide the Services in accordance with its policies, procedures, and practices in effect immediately prior to the Execution Date and, in providing the Services, shall exercise the same degree of care and skill as it exercises in performing similar services for itself.

6.2. DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE SET FORTH HEREIN, THE SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

6.3. Indemnification by the Service Recipient. With respect to the Services provided under this Agreement, the Service Recipient shall indemnify, defend, and hold harmless the Service Provider, as applicable, its officers, employees, agents, and consultants from and against any and all liabilities that arise out of, or result from, the provision of Services by the Service Provider in accordance with this Agreement, other than liabilities arising solely from the gross negligence or willful misconduct of the Service Provider or its agents or employees. Additionally, each Party will maintain policies of insurance with coverages, limits and deductibles that are reasonable and customary within the industry.

6.4. Good Faith Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.

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6.5. Confidentiality. It is understood that from time to time in the performance of this Agreement, that the Parties may receive, or have access to, confidential or proprietary information of the other Party. As such, each Party agrees to keep any such information confidential and not to disclose such confidential information to third parties. Notwithstanding the forgoing, each Party will have the right to make such disclosures, if any, to governmental agencies, courts of law and to its affiliates, attorneys, auditors and accountants, as may be reasonably necessary. In the event a Party is required to provide such confidential information in a proceeding before a governmental agency or court of law, then such Party will immediately notify the other Party, who may seek a protective order or confidentiality agreement, whichever is applicable, and the Party in possession of such confidential information will fully cooperate with the other Party in such efforts. In the event a Party discloses such confidential information to its affiliates, attorneys, auditors or accountants, then such Party will nevertheless continue to have the obligation to protect such confidential information of the other Party, and will remain liable for any failure to do so.

ARTICLE VII

RELATIONSHIP BETWEEN THE PARTIES

The relationship between the Parties established under this Agreement with respect to Services provided is that of independent contractors, and neither Party shall be deemed an employee, agent, partner, or joint venturer of or with the other. The Service Provider will, subject to reimbursement pursuant to Article V, be solely responsible for the payment of any employment-related taxes, insurance premiums, or employment benefits in respect of the performance of the Services by the Service Provider personnel under this Agreement.

ARTICLE VIII

SUBCONTRACTORS

The Service Provider may engage one or more subcontractors to perform all or any portion of its duties under this Agreement, provided that the Service Provider remains responsible for the performance of each such subcontractor in accordance with this Agreement, and the charges for the Services delegated to a subcontractor shall be the lesser of (a) the amount charged by the subcontractor or (b) the amount that would have been payable to the Service Provider under Article V above if the Service Provider had provided such Services.

ARTICLE IX

FORCE MAJEURE

The Service Provider will be excused for any failure or delay in performing any of its obligations under this Agreement if such failure or delay is caused by Force Majeure. For the purposes of this Agreement, “Force Majeure” means any circumstance or event beyond the reasonable control of the Party relying upon such event or circumstance, including, without limitation: any act of God; any accident, explosion, fire, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity; any civil disturbance, labor dispute, or labor or material shortage or interruption; any sabotage or acts of terrorism; any acts of a public enemy, uprising, insurrection, civil unrest, war, or rebellion; or any action or restraint by court order or public or governmental authority or lawfully established civilian authorities.

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ARTICLE X

MISCELLANEOUS

10.1. Entire Agreement. This Agreement and the Schedule attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

10.2. Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Texas as to all matters, without regard to principles of conflicts of laws that would require the application of the law of another state.

10.3. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4. Notices. Any notice, demand, offer, request, or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement shall sent to the other Party’s address set forth below, and will be deemed to be received: (i) when placed in the United States Mail, postage pre-paid, if mailed; or (ii) when actually received, if delivered by any other means:

TXU Business Services Company	Atmos Energy Corporation
1601 Bryan Street	1800 Three Lincoln Centre
42nd Floor	5430 LBJ Freeway
Dallas, Texas 75201	Dallas, Texas 75240

10.5. Assignability; Third-Party Beneficiaries. Neither Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other Party’s prior written consent, which consent will not be unreasonably withheld; provided, however, either Party may transfer its interests, rights and obligations under this Agreement without consent to (i) any parent, (ii) any affiliate, (iii) any individual, bank, trustee, company or corporation as security for any note, notes, bonds or other obligations or securities of such assignor; or (iv) any party that acquires all or substantially all of the transferring Party’s assets. Each Party shall cause the transferee of any assets necessary for the provision of any Services hereunder or of any documents or records to which either party may be entitled to access hereunder to be bound by the terms of this Agreement with respect thereto. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives and permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.6. Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid,

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illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.7. Failure Or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.8. Amendment. No change or amendment will be made to this Agreement except by a written instrument signed on behalf of each of the Parties hereto.

10.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

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IN WITNESS WHEREOF, the Parties have signed this Transitional Services Agreement effective as of the Execution Date.

TXU Business Services Company

By:	/s/ ANTHONY HORTON
Title:	Senior Vice President, Treasurer and Assistant Secretary

Atmos Energy Corporation

By:	/s/ J. PATRICK REDDY
Title:	Senior Vice President and Chief Financial Officer

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Schedule 1: Services

•	Accounting/Controller

This function provides basic accounting and financial services, including accounts payable, fixed asset accounting, financial information, financial reporting, and financial advisory services.

•	Administrative Services

This function provides services, such as copier and print services; mailroom and courier services, document storage, filing, and retrieval, particularly of property documents needed to support the acquisition, maintenance, and disposal of property; acquisition and management of land, minerals, and rights-of-way; maintenance, administration, and registration services for light and heavy vehicles used to install and maintain assets; and operation of service vehicles.

•	Corporate Services

This function provides state, local, and federal tax services; retirement, thrift plan, and other employee benefit administration; risk management services; claims and legal administration services; and other similar services.

•	Environmental Services

This function obtains and maintains all necessary environmental permits and maintains compliance with environmental permits, approvals, laws, and regulations.

•	Human Resources

This function provides all services relating to staffing, placement and payroll, including employee hiring, compensation, development, and training.

•	Information Technology

This function provides dependable communication within the system network through voice, data, and radio devices; timely access to financial and operating data through mainframe, server, and intranet infrastructure; training and deskside support for personal computer equipment and applications; business information solution consulting; and software application development and maintenance.

•	Procurement Services

This function provides procurement management, purchasing, contracting, minority business development, and related services.

•	Regulatory Affairs

This function provides services related to the management of rates and regulatory affairs, including rate and tariff proceedings, rulemakings, reporting, compliance with affiliate standards, and customer complaint resolution.

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Schedule 1: Services - Page 1

Schedule 2: Services

•	Accounts Payable Services

These services will consist of paying all accounts payable of Atmos Energy accruing following the date of the execution of the Agreement (the “Execution Date”) and attributable to the business of TXU Gas Company LP (“TXU Gas”) as it existed immediately prior to the Execution Date, other than any amounts owed for the purchase of natural gas (the “Accounts Payable Services”).

•	Gas Purchases Services

These services will consist of paying for all purchases of natural gas used to satisfy the obligations of Atmos Energy to serve the customers of TXU Gas as such customers existed immediately prior to the Execution Date (the “Gas Purchases Services”).

•	Credit Card Services

These services will consist of paying credit and procurement card bills for purchases incurred on and after the Execution Date by the Atmos Energy employees using the credit and procurement cards listed on Exhibit A to this Schedule 2 (the “Credit Card Payable Services”).

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SCHEDULE 3

CATEGORIES

1.	Information Technology

Consisting of:

•	Application development and maintenance

•	Infrastructure

•	Distributed computing

•	Mainframe

•	Servers

•	Database management

•	Desktop support, including help center

•	Network

•	Strategy and planning

2.	Supply Chain, and Accounts Payable

Consisting of:

•	Buying

•	Contracting

•	Investment recovery

•	Inventory support

•	Accounts payable

•	EZ Pay

•	Procurement/travel card administration

•	Accounting and statutory reporting (Excludes workforce and supplier diversity, and strategic sourcing.)

3.	Revenue Management

Consisting of:

•	Billing operations

•	Revenue processing

•	Collections

•	Market operations

•	Market services

•	TXU Online (Excludes business policy and practices, and bad debt.)

4.	Human Resources

Consisting of:

•	Compensation and benefits

•	Non-qualified plan administration

•	Payroll

•	Performance management

•	Development

•	Employee records

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Schedule 3 Page 1

SCHEDULE 3

•	HRIS

•	Self-service functions

•	HR support

•	Staffing support

•	Employee relations (Excludes HR strategy and labor relations.)

5.	Customer Care:

Consisting of:

•	Customer service(s)

•	Call centers (Excludes policy and relationship management with RRC, TDSP, PUC, and ERCOT.)

6.	Finance and Accounting:

Consisting of:

•	Transactional processes with corporate accounting

•	Property accounting services

•	Records and financial information management (FIM) operations

2003

Human Resources	3,152,651.00
Supply Chain	530,517.00
F & A	1,258,684.00
Call Center	10,490,034.00
Billing	14,792,109.00
IT	8,947,513.00

Total	39,171,508.00

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Schedule 3 Page 2